                 Exhibit 11 - Computation of Earnings per Share


The following tabulation presents the calculation of primary and fully diluted earnings per common share for the three month periods ended June 30, 1997 and 1996.



                                                                THREE MONTHS                Three Months
                                                                    ENDED                       Ended
                                                                JUNE 30, 1997               June 30, 1996
                                                                -------------               -------------
Reported net income (loss)                                       $(129,353)                   $(49,388)
                                                                 =========                    ========

Earnings (loss) on common shares                                 $(129,353)                   $(49,388)
                                                                 =========                    ========

Weighted average common shares outstanding                         679,048                     679,048
                                                                 =========                    ========


Loss per common share - primary and fully diluted

Loss from continuing operations                                  $   (.19)                    $   (.07)
                                                                 =========                    ========

Net income (loss)                                                $   (.19)                    $   (.07)
                                                                 =========                    ========





                                       15